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                                                                  EXHIBIT 10.7.1

                            [Moss Group Letterhead]


October 30, 1997

ADDENDUM NO. 1 TO THAT CERTAIN LEASE DATED MARCH 3, 1997, BETWEEN GEORGE E. MOSS, LESSOR AND VOICE POWERED TECHNOLOGY, INC., A CALIFORNIA CORPORATION, LESSEE

It is hereby agreed between Lessor and Lessee that said lease pertaining to Suites 506 and 508 in the office building located at 18425 Burbank Boulevard, Tarzana, California, will be amended in the following manner only:

1. Lessor and Lessee hereby acknowledge and reaffirm all their respective rights, duties and obligations under the lease including this Addendum. Should anything in this Addendum conflict with anything in the lease, the terms of this Addendum shall control.

2. Commencing November 30, 1997, Lessee shall give up the physical possession of Suite 508, as highlighted in red on the attached Exhibit D. Lessee shall remove its furniture and leave the premises in a neat and orderly manner by no later than December 8, 1997.

3. Commencing December 1, 1997, Lessee shall continue to occupy the premises known as Suite 506 only, as highlighted in yellow on the attached Exhibit D.

4. Commencing December 1, 1997, Lessee's rent shall be decreased to $4,250.00 per month and continuing thereafter for the term of the lease, plus any other amounts due hereunder.

5. Commencing December 1, 1997, Lessee's monthly parking shall be decreased from twelve (12) car parking to seven (7) monthly car parking. Lessee's maximum allowance of monthly car parking shall be decreased from twenty-one (21) to eight (8).

6. Paragraphs 25.1, 25.2, 25.4, 25.5, 25.6 and 25.7 of the lease dated March 3, 1997, are hereby deleted.

7. Commencing December 1, 1997, Paragraph 25.3 is amended as follows: Provided Lessee is not in default after receipt of written notice from Lessor of such default, allowing ten (10) days to cure such default, Lessee shall have the right to terminate said lease, effective March 31, 1998 through May 31, 1998, provided Lessor is given at least a prior written notice of forty-five (45) day notice of Lessee's intention to terminate said lease.

8. Lessee agrees to forfeit its security deposit of $28,887.00 upon execution of this addendum. Said sum will be applied towards rent due for the premises known as Suites 506 and 508 in the aforementioned office building for the time period of September 1, 1997,

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Voice Powered Technology, Inc.
Addendum No. 1
October 30, 1997
Page 2

through November 30, 1997.

9. Upon execution of this addendum Lessee agrees to remit the sum of $8,500.00 representing the monthly rent for December, 1997, and a security deposit of $4,250 for the premises Lessee is leasing known as Suite 506 in the aforementioned office building.

The premises shall be leased in "as is" condition and all other terms and conditions of the existing lease will remain the same. This addendum is subject to final approval by the U.S. Bankruptcy Court.

LESSOR:                                 LESSEE:  Voice Powered Technology, Inc.
                                        A California Corporation


/s/ GEORGE MOSS                       /s/  MITCHELL RUBIN
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George E. Moss                        Mitchell Rubin, President